Exhibit 4.(l)

P. O. Box 2606; Birmingham, Alabama 35202
Protective Life Insurance Company	1-800-866-9933
A Stock Company	State of Domicile — Tennessee

PRE-DETERMINED DEATH BENEFIT PAYOUT ENDORSEMENT

We are amending the Policy to which this endorsement is attached to fix the terms of payment for the Policy’s Death Benefit to conform to the instructions you provided us when you purchased the Policy.  There is no charge for this endorsement. The Policy is revised as described in this endorsement.  Policy provisions not expressly modified by this endorsement remain in full force and effect.

1.              The provisions that follow are added to the end of the section entitled “Death Benefit”.

Payment of the Death Benefit Proceeds:  The amount, frequency and duration for payment of the Death Benefit Proceeds are described in the Death Benefit Payment Schedule shown in the Supplemental Policy Schedule.  We will make the initial payment as soon as administratively possible after we receive a claim in good order.  A Beneficiary may apply Death Benefit Proceeds, which are payable as either an initial or single lump sum, to a settlement option.

If the Death Benefit is adjusted according to the Policy provisions prior to paying the Proceeds to the Beneficiary, the amounts shown in the Death Benefit Payment Schedule will be adjusted pro-rata.  Death Benefits payable from any rider attached to this policy will be added to the initial lump sum, if any.  If the Death Benefit Proceeds are to be paid by installments only, rider death benefits will be added to the first installment.

Death of the Beneficiary:  If a Beneficiary dies before their share of the Death Benefit Proceeds are paid in full, we will continue the Installment Payments to their successor Beneficiary, as contained in our records.  A successor Beneficiary is the person designated by the Beneficiary to receive the remaining death benefit proceeds, if any, upon the Beneficiary’s death.  If no successor Beneficiary is named, or if no successor Beneficiary is living at the time of that Beneficiary’s death, we will pay the entire commuted value to the estate of the deceased Beneficiary.

2.              The following provision is added to the end of the section entitled “Changing the Policy”.

Changing the Death Benefit Payment Schedule:  While this Policy is in force during the life of the Insured, you may change the Death Benefit Payment Schedule or elect payment of the death benefit in a single lump sum with no installment payments.  A Beneficiary cannot change the Death Benefit Payment Schedule or elect a single lump sum after the death of the Insured.  We must receive written consent from any irrevocable beneficiary or assignee of record.

Signed for the Company as of the Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

Deborah J. Long

Secretary

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SUPPLEMENTAL POLICY SCHEDULE

POLICY NUMBER:

PRE-DETERMINED DEATH BENEFIT PAYOUT ENDORSEMENT

POLICY INFORMATION ON THE POLICY EFFECTIVE DATE

POLICY EFFECTIVE DATE:

INSURED:

AGE:

GENDER:

INITIAL DEATH BENEFIT OPTION:                       LEVEL

DEATH BENEFIT PAYMENT SCHEDULE

THE DEATH BENEFIT PAYMENT SCHEDULE INDICATES HOW DEATH BENEFIT PROCEEDS WILL BE PAID.

INITIAL LUMP SUM BENEFIT:	$###, ###

ANNUAL / MONTH BENEFIT INSTALLMENTS:	$###, ### FOR ## YEARS

TOTAL BENEFIT PAYMENT INCLUDING INSTALLMENTS:	$###, ###

INITIAL FACE AMOUNT*:	$###, ###

*THE INITIAL FACE AMOUNT IS THE AMOUNT USED TO DETERMINE THE POLICY DEATH BENEFIT, PREMIUMS, VALUES, CHARGES AND FEES. IT IS DETERMINED SO THAT ON THE POLICY EFFECTIVE DATE, THE INITIAL FACE AMOUNT IS THE INITIAL LUMP SUM BENEFIT PLUS THE PRESENT VALUE OF THE ANNUAL BENEFIT INSTALLMENTS.

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